EXHIBIT 99
                                                                      ----------
THE NAUTILUS GROUP





FOR IMMEDIATE RELEASE
---------------------


CONTACTS:  The Nautilus Group, Inc.         Investor Relations Inquiries:
           ------------------------         -----------------------------
           Rod Rice                         John Mills
           Chief Financial Officer          Integrated Corporate Relations, Inc.
           360-694-7722                     562-256-7049--203-222-9013



  THE NAUTILUS GROUP ANNOUNCES THIRD QUARTER 2003 RESULTS IN LINE WITH GUIDANCE

VANCOUVER, Wash., October 28, 2003 (BUSINESS WIRE) -- The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the third quarter and nine month period ended September 30, 2003.

Third quarter net sales were $116.0 million compared to $152.9 million for the corresponding period last year. Net income during the period was $6.6 million, or $0.20 per diluted share, compared to $25.1 million, or $0.71 per diluted share, for the corresponding period in the previous year.

The Company's net sales for the nine months ended September 30, 2003 were $346.0 million compared to $429.2 million for the same period last year. Net income during the period was $25.0 million or $0.76 per diluted share, compared to $74.8 million, or $2.10 per diluted share, for the same period last year.

Gregg Hammann, President and Chief Executive Officer, commented, "Two months ago The Nautilus Group embarked upon a very rigorous three phase turnaround plan that is targeted to improve operational efficiencies, reposition some of our underperforming brands and expand our channels of distribution. We believe this plan will be very rewarding for our shareholders over the long-term."

"We continue to pursue opportunities to maximize our brand potential by differentiating our brands and offering unique products to meet consumer needs," Mr. Hammann continued. "During the first quarter of 2003, we introduced products utilizing the Bowflex Power Rod resistance technology in the retail market. With 80% of our targeted consumers purchasing fitness equipment through retail, we plan to make more of our brands available through this channel. We are also introducing several new products to the cardiovascular market, which represents over 70% of the dollars spent on exercise equipment and is an underserved market for us. We began marketing our new StairMaster 2100 commercial treadmill at the end of the third quarter, and we expect to introduce a new StairMaster commercial elliptical by the end of this year. In addition, we are gaining momentum with direct sales of our TreadClimber(R) product line and expect to achieve sales of $16 to $18 million for the year through planned restrained demand. This approach ensures that when we rollout new or repositioned brands our manufacturing, marketing and operations are all performing in unison before we expand our marketing efforts."

Rod Rice, Chief Financial Officer, stated, "During the third quarter, we undertook restructuring initiatives to lower our cost of operations, including reducing our workforce. As our management team worked to contain costs and improve operating performance, we also maintained our focus on leveraging our research and development and sales expertise to open new market channels, such as the recently announced strategic alliance with Amazon.com. These initiatives will continue to improve our long-term financial strength. Our cash and cash equivalents grew to $63.8 million, we have no debt and stockholders' equity is $218.9 million, placing the Company in an ideal position to pursue our targeted growth opportunities in the health and fitness industries." Mr. Rice continued, "We will closely monitor our cost structure and use our operating cash flow to build upon our industry leading position. We will also use our cash flow to increase shareholder value through our regular quarterly dividend. Today, the Board of Directors has declared a regular quarterly dividend of $0.10 per common share, payable December 10, 2003, to shareholders of record at the close of business on November 20, 2003."

The Company reiterated full year 2003 guidance of $450 to $470 million in revenue and earnings per share of $1.00 to $1.10. Operating cash flow is expected to be approximately $35 million to $40 million for the year.

Mr. Hammann concluded, "Despite the current challenging conditions, we are excited about Nautilus' long-term prospects. We have an unparalleled combination of leading brand names, multiple distribution channels, product development capabilities and a broad range of cardiovascular and strength products that will enable us to deliver both sales and earnings growth over the long-term--and we have the infrastructure, balance sheet and management team to support this growth. We will continue to build on our solid foundation by increasing our brand equity, expanding our distribution network and introducing innovative new products."

The Company also announced today that the United States Federal District Court for the Western District of Washington entered an order of Final Judgment, dismissing The Nautilus Group's patent infringement case against ICON Health and Fitness, Inc. As the Company has previously disclosed, the court entered summary judgment in favor of ICON on our claim for patent infringement. Today's ruling makes the dismissal of our patent infringement claim final in the District Court. The Nautilus Group plans to appeal this decision to the Federal Circuit Court of Appeals.

The Company's Trademark Infringement case against ICON is proceeding separately and is not impacted by today's court order. The Trademark Infringement case is currently awaiting a trial date in 2004.

The Nautilus Group will host a conference call on October 28, 2003 to discuss its third quarter financial results at 2:00 PM Pacific (5:00 PM Eastern). The earnings release will be broadcast live over the Internet hosted at http://www.nautilusgroup.com/ir/events.asp under "Investor Relations/Events Calendar" and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-240-2134 if in North America. International callers will dial 303-262-2076. Participating in the call will be Gregg Hammann, Chief Executive Officer, Kevin Lamar, President of the Commercial/Retail division, and Rod Rice, Chief Financial Officer. A telephonic replay of the call will be available through November 11, 2003 by calling 800-405-2236 if in North America or calling 303-590-3000 if an international caller and using the passcode 556011#.

                                    --more--

ABOUT THE NAUTILUS GROUP

The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn, Bowflex, StairMaster and Trimline brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.



                                       ###


This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, distribution channels and new product introductions. Factors that could cause The Nautilus Group's actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.









                           --Financial Tables Follow--

                            THE NAUTILUS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (Unaudited)




                                         THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                          -----------------------------      -----------------------------
                                              2003             2002              2003             2002
                                          ------------     ------------      ------------     ------------
NET SALES                                 $    115,958     $    152,865      $    346,009     $    429,187

COST OF SALES                                   60,508           64,435           168,144          179,687
                                          ------------     ------------      ------------     ------------

    Gross profit                                55,450           88,430           177,865          249,500

OPERATING EXPENSES:
  Selling and marketing                         34,492           40,654           109,688          106,345
  General and administrative                     9,241            5,634            24,891           19,338
  Related-party royalties                        1,597            2,531             4,838            7,092
  Third-party royalties                            333              384               969              717
                                          ------------     ------------      ------------     ------------

    Total operating expenses                    45,663           49,203           140,386          133,492
                                          ------------     ------------      ------------     ------------

OPERATING INCOME                                 9,787           39,227            37,479          116,008

OTHER INCOME (EXPENSE):
Interest income                                    134              333               593            1,260
Other - net                                        459             (408)            1,037             (326)
                                          ------------     ------------      ------------     ------------

    Total other income (expense), net              593              (75)            1,630              934
                                          ------------     ------------      ------------     ------------

INCOME BEFORE INCOME TAXES                      10,380           39,152            39,109          116,942

INCOME TAX EXPENSE                               3,737           14,093            14,079           42,099
                                          ------------     ------------      ------------     ------------
NET INCOME                                $      6,643     $     25,059      $     25,030     $     74,843
                                          ============     ============      ============     ============

BASIC EARNINGS PER SHARE                  $       0.20     $       0.72      $       0.77     $       2.14

DILUTED EARNINGS PER SHARE                $       0.20     $       0.71      $       0.76     $       2.10

Weighted average shares outstanding:

    Basic shares outstanding                32,600,101       34,672,293        32,571,840       34,949,988

    Diluted shares outstanding              32,980,358       35,343,184        32,982,358       35,692,274

                            THE NAUTILUS GROUP, INC.
                           Consolidated Balance Sheets
                                 (In Thousands)
                                   (Unaudited)


                                               SEPTEMBER 30,      DECEMBER 31,
                                                    2003              2002
                                                ------------      ------------
ASSETS
------

CURRENT ASSETS:
  Cash and cash equivalents                     $     63,825      $     31,719
  Short-term investments                                  --            17,578
  Trade receivables, net                              57,388            50,099
  Inventories                                         51,403            63,798
  Prepaid expenses and other current assets            5,610             4,919
  Short-term notes receivable                          2,904             3,067
  Current deferred tax assets                          3,425             2,924
                                                ------------      ------------

        Total current assets                         184,555           174,104

LONG-TERM NOTES RECEIVABLE                                91               363

PROPERTY, PLANT AND EQUIPMENT, NET                    52,388            55,564

GOODWILL                                              29,755            29,755

OTHER ASSETS, NET                                     17,282            16,867
                                                ------------      ------------
TOTAL ASSETS                                    $    284,071      $    276,653
                                                ============      ============




LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
  Trade payables                                      22,660            41,288
  Accrued liabilities                                 22,764            15,827
  Income taxes payable                                 6,927             5,284
  Royalty payable to stockholders                      1,597             1,997
  Customer deposits                                    1,405               685
                                                ------------      ------------

        Total current liabilities                     55,353            65,081

LONG-TERM DEFERRED TAX LIABILITY                       9,819             9,149

STOCKHOLDERS' EQUITY:
  Common stock                                         2,791                --
  Unearned compensation                               (1,629)               --
  Retained earnings                                  215,469           201,238
  Accumulated other comprehensive income               2,268             1,185
                                                ------------      ------------

        Total stockholders' equity                   218,899           202,423
                                                ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $    284,071      $    276,653
                                                ============      ============